Putnam Capital Opportunities Fund
4/30/16 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A	  2,225
Class B   20
Class C   46
Class M   18

72DD2

Class R   67
Class R5  108
Class R6  143
Class Y	  492


73A1

Class A   0.126
Class B   0.026
Class C   0.025
Class M   0.060

73A2

Class R   0.064
Class R5  0.173
Class R6  0.190
Class Y   0.164


74U1

Class A   16,514
Class B   684
Class C   1,652
Class M   288

74U2

Class R   890
Class R5  652
Class R6  674
Class Y   2,569


74V1

Class A   13.86
Class B   12.01
Class C   12.18
Class M   12.71

74V2

Class R   13.51
Class R5  14.27
Class R6  14.28
Class Y   14.24


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.